Exhibit 3.14
STATE OF DELAWARE
SECRETARY OF STATE DIVISION
OF CORPORATIONS FILED
10:30 AM 06/11/1990 901625247 -2181866
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Westmoreland-Beckley, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST, That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
          RESOLVED, That the Certificate of Incorporation of Westmoreland-Beckley, Inc. be amended by changing Article 1 thereof so that, as amended, said Article shall be and read as follows:
          “The name of the corporation is WEI-Roanoke Valley, Inc.”
     SECOND, That in lieu of a meeting and vote of stockholders, the sale stockholder has given written consent to said amendment in accordance with the provisions of Section 2280f the General Corporation Law of the State of Delaware.
     THIRD, That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Westmoreland-Beckley, Inc. has caused this certificate to be signed by R. Page Henley, Jr., its Vice President, and attested by Philip D. Weinstock, its Assistant Secretary, this 7th day of June 1990.

		By:	/s/ R. Page Henley Jr.

ATTEST:

By:	/s/ Phillip D. Weinstock